Exhibit 3

DATED 28 September 2021

Zall Development Investment Company Limited

(as Purchaser)

and

Zall Cross-border E-commerce Investment Company Limited

(as Seller 1)

and

Zall Development (HK) Holding Company Limited

(as Seller 2)

Collectively as Sellers

SALE AND PURCHASE AGREEMENT

in relation to

Sale and Purchase of 50,000,000 shares of LightInTheBox Holding Co., Ltd.
(Incorporated in the Cayman Islands with limited liability)

THIS AGREEMENT is made on the 28 September 2021

BETWEEN:

(1)	Zall Cross-border E-commerce Investment Company Limited, a limited liability company incorporated under the laws of the British Virgin Islands with its registered office in OMC Chambers, Wickhams Cay I, Road Town Tortola, British Virgin Islands (“Seller 1”);

(2)	Zall Development (HK) Holding Company Limited, a limited liability company incorporated under the laws of Hong Kong with its registered office in Suite 2101, Two Exchange Square, 8 Connaught Place, Central, Hong Kong (“Seller 2”, together withSeller 1, the “Sellers”); and

(3)	Zall Development Investment Company Limited, a limited liability company incorporated under the laws of the British Virgin Islands with its registered office in Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Purchaser”).

RECITALS:

(A)	The Target Company is a limited liability company formally registered and validly existing under the laws of the Cayman Islands, and is a company listed on the New York Stock Exchange (Stock code: LITB).

(B)	As at the date of this Agreement, Seller 1 and Seller 2 are the legal and beneficial owners of 42,500,000 and 7,500,000 Shares (equivalent to approximately 19.0% and 3.3% of all issued shares of the Target Company), respectively.

(C)	The Sellers have agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares (as defined below) on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Agreement where the context so admits, the following words and expressions shall have the following meanings:

"Authorisation" means any government agencies, regulatory authorities or any other third parties’ approval, authorisation, consent, license, certificate, permit, franchise, agreement or any other kind of permission;

“Business Day” means a day on which banks are open for business in Hong Kong (excluding (i) Saturdays, Sundays and public holidays; and (ii) Days when the tropical cyclone warning signal No. 8 or above or the black rainstorm warning signal is hoisted at any time between 9 a.m. and 5 p.m.);

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with this Agreement, subject to the Contracting Parties having performed their respective responsibilities as specified in Clause 4 of this Agreement;

“Completion Date” means a date falling on or before the last day of the third month upon all Conditions having been fulfilled;

“Condition(s)” means the conditions precedent set out in Clause 4(A) of this Agreement;

“Contracting Party(ies)” means the parties as stipulated in this Agreement;

“Encumbrance” means (i) any mortgage, charge, pledge, lien, encumbrance or any other kind of mortgage arrangement; (ii) any options, pre-emptive rights, stocks, claims, adverse rights or any other kind of third party rights; (iii) any arrangement that subordinates any right to the right of any third party; or (iv) any agreed right of set-off, including any agreement or undertaking that causes or causes to cause, or permits or permits to cause or assist any of the foregoing;

“Government Authorities” means any institution, agency, council, bureau, committee, court, department or any other executive department regardless of the state, province, city or local level, and any government (or its political divisions) of an administrative, legislative or judicial nature;

“Group” means Zall Smart Commerce Group Ltd. (a company the shares of which are listed on the Stock Exchange (stock code: 2098)) together with its subsidiaries

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;

“Law” means (i) any laws, regulations or statutory conditions, regulations, rules, constitutional conditions, treaties or rules of common law or equity; (ii) directives, notices or decree of any government agency or any other matters with legal effect; or (iii) any order, decree, judgment or ruling of any court, tribunal or arbitrator with jurisdiction;

“Legal procedures” means any legal, administrative or arbitration action, litigation, complaint, allegation, hearing, injunction, inquiry, investigation or procedure;

“Listing Rules” means the Rules Governing the Listing of Securities on the Stock Exchange;

“Relevant Company(ies)” means (i) for company(ies), any of its holding company, subsidiary or related company, or any company that is any subsidiary or associated company of any of its holding company; (ii) for individuals (except companies, corporate bodies or legal persons), (a) he / she and his / her family members directly or indirectly hold equity, individually or jointly, to exercise or control any company that exercises 30% or more of the voting rights or controls the board of directors at a general meeting; and (b) any other company that is the company's holding company, subsidiary or related company, or any other company that is a subsidiary or related company of its holding company;

“Sale Shares” means 50,000,000 Shares (equivalent to approximately 22.3% of all issued shares of the Target Company) to be sold by the Sellers to the Purchaser under this Agreement;

“Share(s)” means the issued shares with a par value of US$0.000067 per share of the Target Company’s share capital;

“Significant adverse effect” means any effect that is material in nature for the Group as a whole and has an adverse effect on the financial conditions, businesses or operations of the Group, regarding the Purchasers’ absolute opinions;

“Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“Takeover Code” means The Code on Takeovers and Mergers;

“Target Company” means LightInTheBox Holding Co., Ltd., a company incorporated in the Cayman Islands with limited liability;

“Taxes” means all types of taxes imposed, levied, collected, withheld or reviewed by any government agency in Hong Kong or elsewhere (including but not limited to income, concessions, windfall income, capital gains or other profits, corporate assets, movable or immovable properties, exports or imports, and ad valorem taxes (customs duties, tax deductions, withholding taxes, taxes and fees (including but not limited to customs clearance and inheritance taxes), import taxes, levies, fees, charges, social security contributions, reviews, local taxes or charges of any kind (together with any and all interests, fines, tax increments, inflation or other adjustments and additional amounts imposed);

“US$” means United States dollars, the lawful currency of the United States of America.

(B)	In this Agreement (including narrative parts and attached tables in this Agreement), unless the context requires otherwise：

(i)	Reference herein to "terms", "schedules" and "attachments" refer to the terms, schedules and attachments of this Agreement;

(ii)	Reference to this Agreement includes this agreement, schedules, attachments and all other documents executed in accordance with this Agreement as a supplement to this Agreement;

(iii)	Clause headings are inserted for reference only and shall be ignored in construing this Agreement;

(iv)	In this Agreement, words importing the singular include the plural and vice versa, words importing a gender or neuter include both genders and the neuter and references to persons includes bodies corporate or unincorporate;

(v)	Reference to a party include its agents, successors, heirs, beneficiaries, guarantors and authorized assigns;

(vi)	If any word or phrase is given a certain definition, any other form of the word or phrase (as the case may be) shall have the corresponding meaning;

(vii)	Reference to writing include any method of producing or reproducing text that is clear and non-temporary;

(viii)	Reference in this Agreement to statutory provisions are references to those provisions as respectively amended or re-enacted from time to time (if and to the extent that the provisions as amended or re-enacted are for the purposes hereof equivalent to those provisions before such amendment or re-enactment) and shall include any provision of which they are re-enactments (if and to the extent aforesaid) and any subordinate legislation made under such provisions; and

(ix)	Any references to what the Contracting Party needs to do or does not need to do should include whether it is:

(a) direct or indirect;

(b) as far as it is concerned; or

(c) for or through any other person

actions, defaults and omissions, and shall include the actions and defaults that it has permitted or allowed any other person to do or not and omissions.

(C) Schedules and attachments are part of this Agreement, and are valid accordingly.

(D) In this Agreement, "subsidiary " and "holding company" have the meanings given in Part 1 – Division 4 of the Companies Ordinance (Chapter 622 of the Laws of Hong Kong).

2.	Sale and Purchase

Subject to the terms of this Agreement (including but not limited to Clause 4 of this Agreement), the Sellers shall sell and transfer (as legal and beneficial owners of the Sale Shares), and the Purchaser shall purchase, the Sale Shares together with all rights now or hereafter attaching or accruing to the Sellers, including but not limited to all rights to any dividend or other distribution declared, made or paid or payable on or after Completion free from all Encumbrances.

3.	Consideration

3.1	The total consideration for the sale and purchase of the Sale Shares shall be US$45,500,000.00 (Each Contracting Party acknowledges that it is appropriate and sufficient).

3.2	On the Completion Date, the Purchaser shall pay the total consideration as stated in Clause 3.1 of this Agreement to the Sellers by bank transfer via a licensed bank or any other methods agreed by the Purchaser and Sellers.

4.	Conditions Precedent

(A)	Completion shall only take place upon fulfilment of the following conditions precedent:

(i)	Zall Smart Commerce Group Ltd. (being the holding company of the Sellers and a company the shares of which are listed on the Stock Exchange) having obtained approval from its shareholders in respect of the transactions contemplated under this Agreement in accordance with the Listing Rules;

(ii)	all necessary waivers, consents, approval, permits and/or authorisations from any relevant governments, regulatory authorities and/or other relevant third parties in respect of the transactions contemplated hereunder on the part of the Sellers having been obtained (including the approval from the shareholders of Zall Smart Commerce Group Ltd.);

(iii)	each of the Sellers having obtained the board approval and the shareholders’ approval in accordance with the articles of association of the Sellers and the relevant applicable laws in respect of the transactions contemplated under this Agreement; and

(iv)	the Purchaser having obtained the board approval and the shareholders’ approval in accordance with the articles of association of the Purchaser and the relevant applicable laws in respect of the transactions contemplated under this Agreement.

(B)	Each Contracting Party shall use its best endeavours (within the scope of its responsibility) to make or cause the Conditions to be fulfilled on or before the Completion Date.

(C)	If any Conditions is not met on or before 31 March 2022:

(i)	All Contracting Parties do not need to proceed to Completion;

(ii)	The terms of this Agreement shall cease to be effective on that date; and

(iii)	Each Contracting Party shall not bear or be held accountable for any responsibilities under this Agreement, and shall not make claims against any other Contracting Parties, unless such claims arise from any previous violation of any provision of this Agreement.

(D)	For the purpose of satisfying the conditions precedent in this Clause 4(A), each of the Sellers shall provide the Purchaser with information about itself and other information for the Purchaser to prepare its relevant circular and provide all relevant assistance.

5.	Completion

5.1	Upon all Conditions having been satisfied, Completion shall take place on the Completion Date.

5.2	At Completion, each of the Sellers shall deliver to the Purchaser:

(a)	An instrument of transfer and sold note (if applicable) duly signed by it in respect of the Sale Shares in favour of the Purchaser;

(b)	A copy of board meeting minutes of each of the Sellers approving the sale and transfer of the Sale Shares shall be duly passed certified by its director in accordance with the respective Seller’s organisational documents;

(c)	the relevant share certificate in respect of the Sale Shares; and

(d)	all other documents, certificates and/or legal opinions as required by the Purchaser to give effect to the terms of this Agreement, complete the transactions contemplated under this Agreement and to become the registered holder of the Sale Shares.

5.3	At Completion, the Purchaser shall:

(a)	settle the consideration in accordance with Clause 3 of this Agreement; and

(b)	deliver to the Sellers a copy of board meeting minutes of the Purchaser approving the purchase of the Sale Shares shall be duly passed certified by its director in accordance with the Purchaser’s organisational documents, and a bought note (if applicable) duly executed by it in respect of the Sale Shares.

6.	Confidentiality

The Contracting Parties shall keep confidential and not disclose or announce in any manner any of the information which it receives or obtains in the course of negotiations leading up to the signing of this Agreement or performing this Agreement and any information relating to the existence and the contents of this Agreement (except for disclosure to related persons in which they are performing their daily duties).

7.	Costs and Expenses

Each Party shall pay its own costs and expenses in connection with the negotiation, preparation, execution and implementation of this Agreement and any other matters in connection therewith.

8.	General

8.1	This Agreement shall be binding upon and endure for the benefit of the successors and permitted assigns of the Contracting Parties.

8.2	This Agreement constitutes the whole agreement between the Contracting Parties relating to the subject matter of this Agreement and supersedes any previous agreements or arrangements between them relating to the subject matter hereof.

8.3	At any time after the date of this Agreement, each Contracting Party shall, and shall use all reasonable endeavours to procure (to the extent it is legally or contractually entitled to do so) that any necessary third party shall, execute such documents and do such acts and things as the other Contracting Party may reasonably require for the purpose of giving effect to this Agreement.

8.4	Time shall be of the essence of this Agreement, both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Contracting Parties.

8.5	This Agreement may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each Contracting Party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

8.6	At any time, if one or more provisions of this Agreement are held to be invalid, illegal, unenforceable in any respects, the other provisions of this Agreement shall be interpreted as if such provisions were so excluded and shall been enforceable in accordance with its terms.

8.7	As long as all the provisions of this Agreement can be performed or complied with, even if this Agreement has been completed, it will continue to maintain in full force and effect, except for matters that have been implemented.

9.	Governing Law and Arbitration

10.1.	This Agreement shall be governed by and construed in accordance with the Hong Kong laws.

10.2.	Each Contracting Party shall be subject to the non-exclusive jurisdiction of the Hong Kong courts.

10.	Contracts (Rights of Third Parties) Ordinance

11.1	Notwithstanding that a term of this Agreement purports to confer a benefit on any person who is not a party to this Agreement, (i) a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Party) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or enjoy the benefit of any term of this Agreement; and (ii) the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

SIGNED by Mr. Yan Zhi	)
)
for and on behalf of	)
Zall development Investment	)
Company Limited	)	/s/ Yan Zhi
Name: Yan Zhi
Director / Authorised Signatory
Place of Signing:

SIGNED by Mr. Yan Zhi	)
)
for and on behalf of	)
Zall Cross-border E-commerce	)
Investment Company Limited	)	/s/ Yan Zhi
Name: Yan Zhi
Director / Authorised Signatory
Place of Signing:

SIGNED by Mr. Yan Zhi	)
)
for and on behalf of	)
Zall Development (HK) Holding	)
Company Limited	)	/s/ Yan Zhi
Name: Yan Zhi
Director / Authorised Signatory
Place of Signing: